EXHIBIT 10i
SHARE PURCHASE AGREEMENT


MEMORANDUM OF AGREEMENT made as of the 1st day of December, 1999.

BETWEEN:

Walter Niemi, Ken Bergestad, and Lloyd Olsen
5975 Selkirk Crescent
Prince George, B.C.
V2N2G9
(hereinafter referred to as the "Vendors")
             OF THE FIRST PART


AND.

Global Innovative Systems Inc., a corporation incorporated pursuant to the laws of the State of Nevada with its records office at 7631 Bermuda Road, Las Vegas, Nevada, U.S.A., 89123
(hereinafter referred to as the "Purchaser")

         OF THE SECOND PART

AND:


Niew Industries Inc., a corporation incorporated pursuant to the laws of the Province of B.C. with its principal office at 5975 Selkirk Crescent, Prince George, B.C. V2N 2G9
(hereinafter referred to as "Niew")

            OF THE THIRD PART

WHEREAS:

A.	The Vendors are the owners of all of the outstanding shares in Niew.

B.	The Purchaser has agreed with the Vendors to purchase all
2,150 common shares in Niew in exchange for shares in the Purchaser.



THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreement, warranties and payments herein set out and provided for, the parties hereby respectively covenant and agree as follows:

1.	Purchased Shares

Subject to the terms and conditions hereof the Vendors covenant and agree to sell, assign, and transfer to the Purchaser, and the Purchaser covenants and agrees to purchase from the Vendors all (and not less than all) of the issued and outstanding shares in the capital stock in Niew (the "Purchased Shares") for the purchase price (the "Purchase:
Price") payable as set out in Article 2 hereof.

2.	Purchase Price

(1)	The Purchase Price shall be 12,000,000 Class A Common
voting shares of the Purchaser at $.0l U.S. per share.

(2)	The Purchase Price shall be transferred to the Vendors
at the Closing.

(3)	The Closing of this transaction shall take place on
January 31, 2000 (the "Closing Date").

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3.	Representations and Warranties of the Vendors

The Vendors covenant, represent and warrant as follows:

(1)	As of the date hereof, and as the Closing Date, and the
Vendors acknowledge that the Purchaser is relying upon such covenants, representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares.

(2)	The number of shares in Niew that has been duly issued
for valuable consideration are 2,150.

	(3)	(a)	The shareholders of record areas follows:

Walter Niemi 1,290
Ken Bergestad 430
Lloyd Olson 430

(b)	The shareholders of the Purchaser after the exchange
of the 2,150 common shares are as follows:

Walter Niemi 7,200,000
Ken Bergestad 2,400,000
Lloyd Olson 2,400,000

(4)	No person, firm or corporation has any agreement or
option or any right (whether by law, pre-emptive or contractual and including convertible securities, warrants or convertible obligations of any nature) for the purchase or the issue of either the Purchased Shares or any unissued percentage interest of Niew.

(5)	The entering into of this agreement and the transactions
contemplated hereby will not result in the violations of any of the terms and provisions of the constating documents or by-laws of the Vendors or of any indenture or other agreement, written or oral, to which the Vendors may be a party.

(6)	This agreement has been duly executed and delivered by the
Vendors and is a valid and binding obligations of the Vendors enforceable in accordance with its terms.

(7)	The Vendors are non-resident within the meaning of the
International Revenue Code of the United States.

(8)	To the Vendor's knowledge, there are no existing or threatened legal actions or claims against Niew.

(9)	The audited financial statements of Niew dated
September 30, 1999, a copy of which is attached hereto as
 "Schedule A", fairly represent the financial position of Niew as at the dates indicated.

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4.	Covenants of the Vendors

The Vendors covenant and agree that on or before the Closing
Date, it will do, or will cause to be done, all necessary steps and proceedings to permit all of the Purchased Shares to be duly and regularly transferred to the Purchaser.

5.	Covenants of the Purchaser

The Purchaser covenants and agrees that on or before the Closing Date, it will do, or will cause to be done, all necessary steps and proceedings to permit all of the shares of the Purchaser, being given to the Vendors to be duly and regularly transferred to the Vendors.

6.	Survival of Representations and Warranties

The representations and warranties of the Vendors and Purchaser contained in this agreement, and contained in any document or certificate given pursuant hereto, shall survive the closing of the purchase and sale of the Purchased Shares herein provided for, for a period of two years from the Closing Date.

7.	Entire Agreement

This agreement constitutes the entire agreement between the parties hereto. There are not, and shall not be, any verbal statements, representations, warranties, undertakings or agreements between the parties hereto, and this agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

8.	Proper Law of Contact

This agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada.

9.	Benefit and Binding Nature of the Agreement

This agreement shall ensure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

Global Innovative Systems, Inc.	Niew Industries, Inc.

/s/ Walter Niemi			/s/ Walter Niemi

/s/ Ken Bergestad			/s/ Ken Bergestad

/s/ Bob Stark				/s/ Lloyd Olson

/s/ Helge Freudentheil
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